Exhibit 10.30

THIS BANK GUARANTEE REIMBURSEMENT AGREEMENT (this “Agreement”) is made and entered into as of September 14, 2004, by and between Wynn Resorts (Macau) S.A., a company organized and existing in the Macau Special Administrative Region (the “Macau SAR”), having its registered address at Avenida de Praia Grande, 429, 18th floor, Praia Grande Commercial Centre, Macau (the “Company”) and Banco Nacional Ultramarino, S.A., a company organized and existing in the Macau Special Administrative Region, having its registered address at Avenida Almeida Ribeiro, No.22, Macau (“BNU”). The Company and BNU are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WHEREAS:

A. The Company has been granted a concession to operate games of chance or other games in casinos in the Macau SAR pursuant to a certain Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau SAR, dated June 24, 2002, between the Macau SAR and the Company (the “Concession Contract”).

B. Pursuant to Clause 61 of the Concession Contract, the Company is required to deliver and maintain a certain bank guarantee issued by BNU in favor of the Macau SAR to guarantee the fulfillment of the Company’s legal or contractual obligations under the Concession Contract.

C. BNU has, on behalf of the Company, issued a bank guarantee for MOP700,000,000 dated May 2, 2002 (the “Existing Guarantee”) to the Macau SAR to secure the performance of certain of the Company’s obligations as provided under the Concession Contract.

D. The Company has requested that BNU issue and maintain, and BNU is willing to issue and maintain (or continue to maintain), the Bank Guarantee in favor of the Macau SAR as required by the Concession Contract, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. In this Agreement, the following capitalized terms will have the following meanings:

“Authorized Officer” means, with respect to the Company, a director, the president or the chief financial officer.

“Bank Guarantee” means the Existing Guarantee and any replacement bank guarantee thereof issued by BNU under this Agreement and meeting the requirements of the Concession Contract.

“Business Day” means any day other than Saturday, Sunday and any other day on which commercial banks in Macau or Hong Kong are authorized or required to close.

“Cash Deposit” means US$50,000,000 (or its equivalent in Macau Patacas or Hong Kong dollars), which amount constitutes part of the Base Equity.

“Common Terms Agreement” means the Common Terms Agreement dated as of September 14, 2004, with the financial institutions defined therein as Hotel Facility Lenders, Project Facility Lenders and Revolving Credit Facility Lenders, the Hotel Facility Agent, the Project Facility Agent, the Security Agent and the Intercreditor Agent, in order to finance the development, construction and operation of a hotel and casino resort project in the Macau SAR.

“Confirmation Letter” means a letter or other document issued by the Macau SAR confirming that it will not draw any amounts under the Bank Guarantee during the construction of the Project.

“Effective Date” means the date on which all of the conditions specified in Section 2.1 are satisfied.

“MOP” means Macau Patacas.

“Senior Debt Interest Rate” means the blended interest rate under the Hotel Facility Agreement and the Project Facility Agreement, based on the interest rates of the weighted average of amounts outstanding thereunder, or if no amounts are outstanding at the time of calculating an interest rate hereunder, 7.0% per annum.

“Senior Unsecured Creditors” means any creditors other than the Senior Secured Creditors as defined in the Common Terms Agreement.

In addition, the following terms have the meaning as set forth in the Common Terms Agreement: “Deed of Appointment and Priority”, “Default”, “Event of Default”, “Facility Agreements”, “Permitted Investments”, “Projects”, “Security”, “Security Agent”, “Security Documents”, “Senior Debt”, “Senior Finance Documents” and “Senior Secured Creditors.”

Section 1.2 Interpretation. Each of the following rules of usage and interpretation shall apply to this Agreement unless otherwise required by the context or unless otherwise specified herein:

(a)	words denoting the singular shall include the plural; the word “or” shall not be interpreted as exclusive; and words denoting one gender shall include all others; and

(b)	reference to any agreement means such agreement as amended, modified, extended or supplemented from time to time in accordance with the applicable provisions thereof.

ARTICLE 2

BANK GUARANTEE

Section 2.1 Conditions to Effectiveness. The Effective Date of this Agreement shall occur upon the satisfaction of the conditions set out below:

(a)	the Company shall have obtained its construction permit to commence construction of the Projects and shall have delivered a copy thereof to BNU;

(b)	the Company shall have caused the Cash Deposit to be deposited in an interest-bearing account with BNU;

(c)	the Company shall have signed or, simultaneously with the execution of this Agreement, will sign, the Senior Finance Documents; and

(d)	the Company shall have delivered to BNU:

(i)	a copy of the constitutional documents of the Company;

(ii)	a true copy of a board resolution of the Company approving the execution, delivery and performance of this Agreement, certified by a Macau notary;

(iii)	a certificate of an Authorized Officer setting out the names and signatures of the persons authorized to sign, on behalf of the Company, this Agreement and any documents to be delivered by the Company pursuant hereto;

(iv)	a copy of the most recent audited financial statements of the Company; and

(v)	an endorsement and pledge of the Company’s certificate of deposit with respect to the Cash Deposit to BNU as security for the Bank Guarantee.

Section 2.2 Form of Bank Guarantee. Any Bank Guarantee issued or to be issued by BNU under this Agreement shall be in the form of the Existing Guarantee, or in such other form as agreed by the Macau SAR, BNU and the Company.

Section 2.3 The Existing Guarantee. From the date hereof until the earlier of (a) a replacement Bank Guarantee (if any) on the same terms as the Existing Guarantee having been issued and delivered by BNU, and the Macau SAR having confirmed that it has received and is satisfied with such replacement Bank Guarantee; and (b) 180 days after the termination of the Concession Contract, BNU shall ensure that the Existing Guarantee remains in full force and effect.

Section 2.4 Payment of Annual Fees. For so long as the Bank Guarantee remains issued and outstanding to the Macau SAR, the Company shall pay to BNU an annual fee that is calculated as follows:

(a)	from the Effective Date until March 31, 2007, an amount equal to X plus Y or, if the Macau SAR delivers a Confirmation Letter, an amount equal to Z; and

(b)	from April 1, 2007 until 180 days after the termination of the Concession Contract, an amount equal to X.

where:

X is calculated as follows: (i) from the Effective Date until the commencement of casino gaming activities, an amount equal to either 0.75% of MOP300,000,000 (if and from the time the Macau SAR confirms that the maximum amount it may draw under the Bank Guarantee during construction is MOP400,000,000) or 1.75% of MOP300,000,000 (if no such confirmation is received from the Macau SAR); and (ii) from the commencement of casino gaming activities until 180 days after the termination of the Concession Contract, an amount equal to 1.75% of MOP300,000,000.

Y equals either 0.5% of MOP400,000,000 (if the Cash Deposit remains on deposit with and for the benefit of BNU) or 1.75% of MOP400,000,000 (if the Cash Deposit is no longer held on deposit with and for the benefit of BNU).

Z equals 0.61% of MOP700,000,000.

Section 2.5 Payment of the Annual Fees. Commencing on the earlier of (i) the date of signing and closing of the financing contemplated by the Common Terms Agreement, and (ii) September 15, 2004, the Company shall pay the annual fees calculated in accordance with Section 2.4 by way of quarterly payments (pro-rated for any partial calendar quarter), not later than the first Business Day of the respective calendar quarter.

Section 2.6 Debits on the Company Account. The Company allows BNU to debit the Company’s operating account at BNU for the amounts due in payment of the Annual Fees in accordance with Section 2.5.

ARTICLE 3

CREDIT FACILITY

Section 3.1 Reimbursement Upon Discharge of the Senior Debt. If (a) the Senior Debt shall have been discharged in full and (b) any amount covered by the Bank Guarantee shall have been drawn by the Macau SAR, BNU may, by giving written notice to the Company, demand the immediate repayment of such drawn amount. Upon receipt of a notice issued in accordance with this Section 3.1, the Company shall immediately repay the amount so drawn by the Macau SAR; provided, however, that the Company is not obligated to repay any principal to BNU until after the Senior Debt shall have been discharged in full. The Company shall, within ninety (90) days after the Senior Debt having been discharged in full, repay all amounts owed to BNU under this Agreement.

Section 3.2 Mandatory Reimbursement. If the Senior Secured Creditors shall have waived an Event of Default under either the Senior Finance Documents or the Security Documents that is caused by the Bank Guarantee having been drawn by the Macau SAR, the Company may, to the extent permitted by Clause 5.2(b)(ii) of the Deed of Appointment and Priority and subject to the application of Section 5.3 hereof, repay BNU any amounts owed by the Company under this Agreement within thirty (30) days of receiving such waiver.

Section 3.3 Optional Reimbursement. The Company may (but is not obligated to), from time to time and without any penalty, repay BNU any amounts owed by the Company under this Agreement.

Section 3.4 Interest. If any amount covered by the Bank Guarantee is drawn by the Macau SAR and is not repaid upon written demand by BNU, such amount shall accrue interest at the Senior Debt Interest Rate until repayment thereof.

ARTICLE 4

SECURITY INTEREST; RANKING

Section 4.1 Security Interest. As security for the performance of the Company’s obligations under this Agreement, the Company agrees (a) that this Agreement with BNU also constitutes a pledge agreement over the Cash Deposit to BNU, and (b) to enter into the Deed of Appointment and Priority pursuant to which the Security Agent will hold for and on behalf of BNU, as Second Ranking Finance Party, an interest over the Security.

Section 4.2 Ranking. The Company shall ensure that, for so long as the Bank Guarantee is in place, the security interests granted to BNU under the Security Documents shall rank ahead of all claims of Senior Unsecured Creditors of the Company to the extent and as provided in the Deed of Appointment and Priority, the Common Terms Agreement and the other Security Documents but shall be fully subordinated to those security interests granted to the Senior Secured Creditors pursuant to the Senior Finance Documents.

Section 4.3 Deed of Appointment and Priority. BNU agrees to enter into a Deed of Appointment and Priority with the Senior Secured Creditors and the Company covering such matters as subordination, repayment, exercise of remedies, declaration of defaults and voting. In the event of any conflict between the Deed of Appointment and Priority and this Agreement, the Deed of Appointment and Priority will control.

Section 4.4 Waivers, Consents and Approvals. The covenants of Schedule 5 of the Common Terms Agreement (or the covenants of any amended, supplemented, refinanced or replacement Senior Finance Documents) shall apply mutatis mutandis to BNU where the context permits such construction, and to the extent the context does not permit such construction, such provisions shall apply as closely as possible under the circumstances. Any and all waivers, including of a Default or of an Event of Default, consents or approvals made or given, or deemed given, by the holders of the Senior Debt (or any agent or adviser acting on their behalf) under the Facility Agreements shall apply to BNU with the same effect as if the waiver had been given by BNU.

ARTICLE 5

CASH DEPOSIT

Section 5.1 Accrued Interest. BNU shall, from time to time and upon the request of the Company, release any and all interest accrued on the Cash Deposit to the Company.

Section 5.2 Release of the Cash Deposit. BNU shall release the Cash Deposit and any pledge or assignment of the investment and investment rights thereon to the Company free of any claim, charge, lien, security interest or similar interest upon the earlier of:

(a)	certification by an Authorized Officer of the Company to BNU that (i) the Company has utilized all of its total Base Equity (other than the Cash Deposit) and (ii) the Cash Deposit will be used to fund Project Costs (together, the “Cost Certification”); and

(b)	cancellation of the Bank Guarantee by the Macau SAR.

Section 5.3 Set-off of the Cash Deposit. If any amount owed by the Company to BNU is not repaid within fourteen (14) days after a notice having been validly issued and delivered to the Company in accordance with Section 3.1, BNU may set off such amount against any remaining Cash Deposit. Upon set off by BNU against any of the assets of the Company, any amount owed by the Company under this Agreement shall be reduced by such set-off amount.

Section 5.4 Permitted Investments. The Company and BNU shall discuss and agree on the type of investments in which the Company may, from time to time, invest any and all of the Cash Deposit (including any accrued interest thereon), provided that (a) the investment rights are assigned to BNU by way of pledge or endorsement and subject to the terms of this Agreement, (b) BNU shall not unreasonably withhold its approval on any investments proposed by the Company and (c) such investments shall be limited to those that are Permitted Investments.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

On the Effective Date, the Company will confirm the following representations and warranties to BNU:

Section 6.1 Corporate Existence. The Company is a limited liability company duly organized and existing under the laws of the Macau SAR with power to enter into this Agreement and to exercise its rights and perform its obligations hereunder.

Section 6.2 Due Authorization; Consent. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution of this Agreement by the Company does not require any filing with, or approval of, any government entity in the Macau SAR.

Section 6.3 Valid, Binding and Enforceable. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by BNU, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section 6.4 No Conflicts. None of the execution, delivery or performance of this Agreement by the Company will materially conflict with, or result in any material breach of, any provision of the constitutional documents of the Company.

Section 6.5 Full Disclosure. The Company is not aware of any material information having been provided to BNU relating to this Agreement which contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 6.6 No Material Litigation. There is no material action, suit or proceeding by or before any court pending against or involving the Company that calls into question or challenges the Company’s authority to enter into this Agreement or perform its obligations hereunder.

ARTICLE 7

UNDERTAKINGS

Commencing on and after the Effective Date, the following undertakings shall apply:

Section 7.1 Compliance with Laws. The Company shall, at all times during the term of this Agreement, comply with applicable laws of the Macau SAR where a failure to do so is likely to have a material adverse effect on the financial condition of the Company.

Section 7.2 No Merger. The Company shall not voluntarily enter into any merger, amalgamation or consolidation with any other entity without BNU’s consent.

Section 7.3 Business. The Company shall continue to carry on the business of developing, constructing, owning or operating casino and hotel resorts.

Section 7.4 Taxes. The Company shall promptly pay, or caused to be paid, all taxes as they fall due, and all penalties, surcharges, additional interest and levies imposed on the Company in connection with the Company’s failure to promptly discharge its liabilities under this Section 7.4 (other than such taxes that the Company is disputing in good faith with the relevant governmental authorities).

Section 7.5 Corporate Existence. The Company shall preserve and keep in full force and effect its existence as a limited liability company under the laws of the Macau SAR.

Section 7.6 Books and Records. The Company shall keep and maintain (a) books and records in relation to its business and (b) adequate accounting, management information and cost accounting systems for its business.

Section 7.7 Maintenance of Controlling Interest. The Company shall undertake to cause the existing controlling shareholders of the Company to, for so long as the Bank Guarantee is outstanding, maintain a controlling interest in the Company.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Macau SAR.

Section 8.2 No Set-Off. Except as expressly permitted in Section 5.3, BNU may not set-off or otherwise appropriate or apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by BNU (including by branches and agencies of BNU wherever located) to or for the credit or the account of the Company against and on account of any obligations of the Company then due and owing to BNU under this Agreement.

Section 8.3 Notices. All notices, requests and demands to or upon the respective Parties to be effective shall be in writing and delivered or sent to the relevant Party at its address or facsimile number set out below (or such other address or facsimile number as a Party has by five (5) days’ prior written notice specified to the other Party).

To the Company:

Wynn Resorts (Macau) S.A.

429, Avenida da Praia Grande,

18th Floor, Praia Grande Commercial Building,

Macau

Facsimile No. (853) 336 057

Telephone No. (853) 371 476

Attention: Chief Financial Officer

with a copy to:

Wynn Resorts, Limited

Legal Department

3145 Las Vegas Boulevard South

Las Vegas, Nevada 89109

USA

Facsimile No. (1 702) 733 4596

Attention: General Counsel

To BNU:

Banco Nacional Ultramarino, S.A.

Av. Almeida Ribeiro, 22

Macau SAR

Attention: Dr. Herculano de Sousa

Any notice, demand or request so addressed to the relevant Party shall be deemed to have been duly received by such Party (a) if given or made by letter via delivery-certified mail, three (3) days after dispatch to the relevant address, (b) if given or made by facsimile, when dispatched with a simultaneous confirmation of transmission, and (c) if made personally, when delivered; provided, that if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

Section 8.4 Assignment. Neither Party may assign its rights or obligations under this Agreement to another entity.

Section 8.5 Language. All documents, notices, waivers and all other communications written or otherwise between the Parties in connection with this Agreement shall be in the English language.

Section 8.6 Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 8.7 Survival. The termination of this Agreement shall not relieve any Party of any obligation that by its nature should survive such termination, and the obligations of each Party shall survive any restructuring or other reorganization of such Party.

Section 8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof. All previous documents, drafts of documents, undertakings and agreements (including the term sheet dated March 15, 2004), whether verbal, written or otherwise, between the Parties concerning the subject matter hereof are hereby cancelled and annulled, and shall not affect or modify any of the terms or conditions set forth in, or be used in the interpretation of, this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

WYNN RESORTS (MACAU) S.A.

By:	/s/ MATT MADDOX
Name:	Matt Maddox
Title:	Chief Financial Information

BANCO NACIONAL ULTRAMARINO, S.A.

By:	/s/ KAN CHEOK KUAN	/s/ JOAO DE BRITO AUGUSTO
Name:	Kan Cheok Kuan	Joao de Brito Augusto
Title:	Bank Officer	Bank Officer